TO:      Harry Trout III

FROM:    Robert J. DePasqua

RE:      Separation Agreement

DATE:    8/16/2000
-------------------------------------------------------------------------------


As an officer of the corporation, in the event that the Company terminates your employment for any reason other than "cause", you will be entitled to the separation package outlined below. This correspondence supersedes all previous correspondence related to this subject.


- You will be notified in writing that your employment is being terminated. An effective date will be identified.

- You will receive six months salary continuation, from the effective date, during which:
   - You will remain an employee on "inactive" status whereby your benefits will continue as usual,
   -  You will no longer be present at the Company,
   -  Your stock options will continue to vest as usual,
   - You will be provided with Executive Outplacement Services at a cost not to exceed $15,000.

- Your employment with the Company will terminate at the completion of your six months of salary continuation. Your last paycheck will include earned, unused vacation time in accordance with Company policy.

- From your date of termination, you will have the option of continuing your medical and dental coverage through COBRA for up to 18 months. For the first 6 months of COBRA, if you (and your eligible dependents) are uninsured, Focal will pay the entire premium cost. Beginning with the seventh month, you will be responsible for the entire premium.

- To receive this separation package, you will be required to sign a document that releases Focal from any liability with regard to your employment.